Exhibit 99.1

Subject: Updates to Our Executive Team
Subheading: Today we announced new roles and responsibilities for our executive team.

The note below was shared today with EA employees by our CEO Andrew Wilson.

Team,
Almost five years ago, we set out on a journey together. We set our pillars of Players First, Digital Transformation and One Team, we’ve defined our mission to Inspire the World to Play, and we’ve envisioned a future in which our Player Network of games and services can connect and entertain more than one billion people. The strides we’ve made have been nothing short of incredible - this is a testament to the passion each of you brings to EA.
Change in the gaming industry is accelerating, with more disruption expected in the next 5 years than the last 45. We must position ourselves for continued transformation and leadership. This is a world in which the gaming audience can grow to nearly half the world’s population. Where games must deliver endless fun, value and choice to any platform, anywhere. Where play becomes increasingly personal, contextual and dynamic. And in this world, creativity will drive everything, from content to competition to communities.
I’m a big believer in having the courage to change, especially in service of our players and our future. To that end, we have aligned on several strategic organizational changes that will sharpen focus on the creative core of EA, drive precision in our operations, and define clear leadership for our growth initiatives. Here are the changes to our Executive Team:

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Patrick Söderlund will step up into the role of Chief Design Officer, where he will expand his reach and drive greater impact in a new executive leadership position. Elevating Patrick into a company-wide role will help us capture the imagination of players around the world by bringing an increased focus not just to the design of our games, but also the overarching creative energy we bring to every EA experience. In our networked future, creativity must be the central strand of everything we do, and he will lead a team that pushes the boundaries of entertainment. He will be responsible for delivering next-generation game designs, driving our marketing teams on creative content and meta-game experiences, and approving innovations with our central technology teams that will transform gaming. Patrick will bring his unique design expertise to push us, to make us better and to architect the future of play.

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Laura Miele will become our Chief Studios Officer, where she is responsible for leading EA Worldwide Studios. Over the past two decades, Laura has been a leader in nearly every facet of our company - from studios to marketing to publishing. Laura has deep management expertise, executional acumen, industry thought leadership, and personal passion for our games and services, and she will help drive our global studio collective to accelerate our transformation. The combination of Laura and Patrick in these new leadership roles will elevate the creative process, the experiences we design for players, and drive new innovation.

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Blake Jorgensen will be our Chief Operating Officer and Chief Financial Officer. Blake’s strong leadership and focus on integrating efforts across the company will ensure we are best positioned to drive our strategy and facilitate growth. Our Business Development and Corporate Development teams join Blake’s group, enabling us to align the management of our partnerships, development opportunities and corporate strategy. The Worldwide Customer Experience team will also join this group to ensure we are integrating best-in-class customer service into everything we do.

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Chris Bruzzo will lead a new Marketing, Publishing and Analytics organization as CMO. Today, players have more choices than ever, and they have high expectations for brands to meet them where they are with personalized and curated experiences. Delivering on this requires deep insights into player needs, extensive long-range strategic planning and partnerships with our studio teams, creative storytelling at scale, innovative new commercial approaches, and incredible coordination across business units. Under Chris’ leadership, this new integrated group will ensure we have the necessary agility to spark the community with unique player journeys in a networked world.

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Matt Bilbey joins our executive team as EVP of Strategic Growth. Matt brings executive focus and proven leadership to key strategies that will drive scale - growing our Origin platform, developing our player network that will connect players across games and devices, as well as competitive gaming, where we are driving new ways to engage and consume content. He will also spearhead our Asia expansion with our leading franchises and strategic partnerships. Matt brings deep industry experience and a growth-oriented mindset from roles across development, marketing, and business operations at EA, and we’re excited to welcome him to our leadership team.

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Ken Moss will continue in his capacity as Chief Technology Officer. Now more than ever, our digital platform, our single engine strategy, and our continued development of advanced technology will be integral to our ability to deliver for players in a changing world. Ken will continue to lead our central technology teams and drive the vital partnerships with Patrick, Laura, Blake, Chris and Matt that will power our networked future.

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Mala Singh will continue to serve as the Chief People Officer, Jake Schatz will continue as General Counsel and Corporate Secretary, and Joel Linzner will continue on our executive team as EVP, Business Affairs.

Together as One Team, we have driven outstanding success for our players, for our company, and for the industry. Looking forward, we must tune our organization and position ourselves for continued growth. With exceptional leaders and some of the most creative and talented teams in all of entertainment, we are now ready to write the next chapter for Electronic Arts.
I look forward to this next phase of our journey together.
Andrew